Final Term Sheet

Filed Pursuant to Rule 433

Registration No. 333-135006

May 1, 2009

WELLS FARGO & COMPANY

Remarketed Senior Debentures Due 2033

Issuer:	Wells Fargo & Company

Title of Securities:	Remarketed Senior Debentures due 2033 (the “debentures”)

Ratings:	AA/A1/AA/AA (S&P/Moody’s/Fitch/DBRS). Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Trade Date:	May 1, 2009

Settlement Date (T+3):	May 6, 2009

Stated Maturity Date:	May 1, 2033

Reset Yield:	3.90213% per annum

Next Remarketing Reset Date:	May 1, 2010 or, if such day is not a business day, the next business day

Aggregate Accreted Principal Amount
Remarketed:	$2,843,545,986.35 (the accreted value as of May 1, 2009 of $2,743,385,000 aggregate original principal amount of the remarketed debentures)

Remarketed Offering Price:	100.05% of the accreted principal amount of the remarketed debentures

Remarketing Fee:	0.05% of the accreted principal amount of the remarketed debentures

Net Proceeds to Participating Holders:	100.0% of the accreted principal amount of the remarketed debentures

CUSIP:	949746FA4

Remarketing Agents:	Morgan Stanley & Co. Incorporated
Goldman, Sachs & Co.

U.S. Federal Income
Taxation:	The debentures are indebtedness for U.S. federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments. See “Material United States Federal Income Tax Considerations” in the preliminary remarketing prospectus supplement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any remarketing agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 718-1649 (Morgan Stanley & Co. Incorporated or (866) 471-2526 (Goldman, Sachs & Co.).